Exhibit 99.1

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

Contact:

Robert Stefanovich

Executive Vice President, Chief Financial Officer

Artemis International Solutions Corporation

949-660-7100 x208

robert.stefanovich@us.aisc.com

Deborah Pettigrew

Artemis International Solutions Corporation

949-660-7100 x202

deborah.pettigrew@us.aisc.com

ARTEMIS ANNOUNCES FOURTH QUARTER 2003 FINANCIAL RESULTS

NEWPORT BEACH, Calif., March 3, 2004 — Artemis International Solutions Corporation (OTCBB: AMSI), one of the leading providers of enterprise portfolio and project management software solutions, today reported its financial results for the fourth quarter and the fiscal year ended December 31, 2003.

Artemis reported $14.0 million in total revenue for the fourth quarter of 2003, compared with $19.5 million for the fourth quarter of 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $(0.4) million for the quarter ended December 31, 2003, compared with $2.3 million for the prior year quarter.  US GAAP reported net loss for the quarter ended December 31, 2003, was $(1.6) million, or $(0.16) per common share, compared to net income of $0.6 million, or $0.06 per common share for the comparable 2002 period.

Total revenue for fiscal year 2003 was $57.3 million, compared with $68.7 million in fiscal year 2002. Revenue for the portfolio management software, Artemis 7, increased to $4.1 million, up 146%, from $1.7 million in 2002. Services revenue declined to $27.4 million, down 27.6%, from $37.9 million in 2002, in part due to the completion of certain large software implementations in early 2003. EBITDA was $(2.3) million for fiscal 2003, compared with an EBITDA of $2.9 million for fiscal year 2002.  US GAAP reported net loss for the year ended December 31, 2003 was $(7.9) million, or $(0.79)

- more-

per common share, compared with a net loss of $(3.9) million, or $(0.40) per common share in 2002.

“Our portfolio management solutions, targeted to key vertical markets, continue to show good growth with a solid pipeline for Artemis 7,” stated Patrick Ternier, the recently appointed president & CEO of Artemis International. “The increased demand for portfolio management software, together with the consistent execution of our sales strategy throughout the regions we cover, will strengthen our top-line performance. Additionally, the realignment of our cost structure will help move Artemis back into operating profitability during 2004.”

About Artemis International Solutions Corporation

Artemis International Solutions Corporation (OTCBB: AMSI) is one of the world’s leading providers of investment planning and control solutions that help organizations execute strategy through effective portfolio and project management. Artemis has refined 30 years experience into a suite of solutions and packaged consulting services that address the specific needs of both industry and the public sector including, IT management, new product development, program management, fleet and asset management, outage management and detailed project management. With a global network covering 44 countries, Artemis is helping thousands of organizations to improve their business performance through better alignment of strategy, investment planning and project execution. For more information visit www.aisc.com

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company’s growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.

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ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION AND SUBSIDIARIES

Consolidated Financial Highlights

(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2003	Percent of Total Revenues	2002	Percent of Total Revenues	2003	Percent of Total Revenues	2002	Percent of Total Revenues
	(in thousands, except per share data)
Statement of Operations Data:

Revenue:
Software	$3,140	23%	$5,533	28%	$13,286	23%	$15,070	22%
Support	3,815	27%	3,748	19%	16,568	29%	15,690	23%
Services	7,006	50%	10,265	53%	27,437	48%	37,904	55%
	13,961	100%	19,545	100%	57,291	100%	68,664	100%

Cost of revenue:
Software	169	1%	349	2%	677	1%	1,734	3%
Support	1,228	9%	1,625	8%	5,102	9%	6,389	9%
Services	4,944	35%	6,604	34%	20,250	35%	24,587	36%
	6,341	45%	8,578	44%	26,029	45%	32,710	48%

Gross margin	7,620	55%	10,967	56%	31,262	55%	35,954	52%

Operating expenses:
Selling and marketing	3,728	27%	3,836	20%	15,942	28%	12,544	18%
Research and development	2,006	14%	1,907	10%	8,152	14%	7,868	12%
General and administrative	2,805	20%	4,180	21%	11,142	20%	15,122	22%
Amortization expense	1,030	7%	1,029	5%	4,118	7%	4,166	6%
	9,569	68%	10,952	56%	39,354	69%	39,700	58%

Operating (loss) income	(1,949)	-14%	15	0%	(8,092)	-14%	(3,746)	-5%

Net interest expense	107	1%	187	1%	192	0%	194	0%
Other (income), net	(295)	-3%	(705)	-4%	(692)	-1%	(472)	-1%
	(188)	-2%	(518)	-3%	(500)	-1%	(278)	0%

(Loss) income before income taxes	(1,761)	-13%	533	3%	(7,592)	-13%	(3,468)	-5%

Income tax (benefit) expense	(156)	-1%	(21)	0%	299	1%	480	1%

Net (loss) income	$(1,605)	-11%	$554	3%	$(7,891)	-14%	$(3,948)	-6%

Basic and diluted (loss) earnings per common share	$(0.16)		$0.06		$(0.79)		$(0.40)

Weighted average common shares used in computing basic and diluted loss per common share	9,965		9,965		9,965		9,965

Reconciliation of Net (loss) income to EBITDA:
Net (loss) income	$(1,605)		$554		$(7,891)		$(3,948)
Depreciation and Amortization	1,262		1,557		5,077		6,213
Interest, net	107		187		192		194
Income taxes	(156)		(21)		299		480
EBITDA (1)	$(392)		$2,277		$(2,323)		$2,939

(1) Represents net income (loss) before depreciation and amortization, interest income and expense and income tax expense.  EBITDA is not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, EBITDA should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with accounting principles  generally accepted in the United States.  EBITDA is commonly used in the industry and is presented because Artemis believes it provides relevant and useful information to investors.  Investors could use such a measure to analyze and compare companies on the basis of current period operating performance.  Artemis utilizes and has disclosed EBITDA to provide additional information with respect to its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth